EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Inland Real Estate Corporation:

We consent to the use of our reports dated March 1, 2006, except as to Notes 6 and 13, which are as of November 6, 2006, with respect to the consolidated balance sheets of Inland Real Estate Corporation as of December 31, 2005 and 2004, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2005, and the related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005, and the effectiveness of internal control over financial reporting as of December 31, 2005, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the registration statement.

KPMG LLP

Chicago, Illinois

February 7, 2007